Exhibit 99.1

Periphas Capital Partnering Corporation Announces Redemption of Class A Common

Stock Expected to Occur On Or About December 21, 2022

NEW YORK, NEW YORK, December 14, 2022 — On November 29, 2022, Periphas Capital Partnering Corporation (the “Company”) (NYSE: PCPC) announced that its board of directors (the “Board”) had determined to redeem all of its outstanding shares of Class A common stock, par value $0.0001 per share (the “Public Shares”). The Company expects the redemption of its Public Shares to occur on or about December 21, 2022.

As previously announced, the Company anticipates that the last day of trading in the Company’s Public Shares will be December 14, 2022 and that, as of the open of business on December 15, 2022, the Public Shares will be suspended from trading, will be deemed cancelled and will represent only the right to receive the per-share redemption price for the Public Shares to be announced at a later date (the “Redemption Amount”).

The Redemption Amount will be payable to the holders of the Public Shares upon presentation of their respective share or unit certificates or other delivery of their shares or units to the Company’s transfer agent, Continental Stock Transfer & Trust Company. Beneficial owners of Public Shares held in “street name,” however, will not need to take any action in order to receive the Redemption Amount.

There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless. The Company’s initial stockholders have waived their redemption rights with respect to the outstanding shares of Class B common stock, par value $0.0001 per share, and Class F common stock, par value $0.0001 per share, issued prior to the Company’s initial public offering.

The Company expects that The New York Stock Exchange will file a Form 25 with the U.S. Securities and Exchange Commission to delist the Company’s securities.

About Periphas Capital Partnering Corporation

Periphas Capital Partnering Corporation is a blank check company incorporated in Delaware for the purpose of identifying a company with whom to partner in order to effectuate a merger, share exchange, asset acquisition, share purchase, reorganization or similar partnering transaction with one or more businesses. The Company has not yet selected a target with whom to partner.

Forward Looking-Statements

This press release may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this press release are forward-looking statements, including, without limitation, the redemption of the Company’s Public Shares. When used in this press release, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions, as they relate to us or our management team, identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, the Company’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors detailed in the Company’s filings with the SEC. All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are qualified in their entirety by this paragraph. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s latest Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the SEC. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Jeff Dodge

Chief Operating Officer

info@periphascap.com

(646) 876-6351